EXHIBIT 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and Release of All Claims (this “Agreement”) is made and entered into by and between David Reiner (“you” or “Employee”), on one hand, and CREDITRISKMONITOR.COM, INC., (the “Company”), collectively with its parents, subsidiaries, and affiliated companies, on the other.  Together, you and the Company are referred to herein as the “Parties”.  Employee’s last active day with the Company is February 27, 2026.  In connection with this separation, the Company wishes to provide you with certain severance benefits in exchange for the release outlined below.  It is the Company’s desire to provide you with certain benefits that you would not otherwise be entitled to receive upon separation, and to resolve any claims that you have or may have against the Company.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are expressly acknowledged, the Parties agree as follows:

1.	Separation Classification. Your separation from the Company is classified as a position elimination;

2.
Severance Payments.  Company agrees to pay you as severance One Hundred and Twenty Thousand Dollars and Zero Cents ($120,000.00) less applicable taxes, withholdings, and other deductions required by law, a total reflecting six (6) months of pay at your current salary as well as a bonus payment you would otherwise be eligible for.  Such payments will be made in three (3) equal installments of Forty Thousand Dollars and Zero Cents ($40,000.00) each, less applicable taxes, withholdings, and other deductions required by law.  The First Installment shall be made on the pay date following the first full pay period of the Company’s existing payroll schedule following the Effective Date of this Agreement.  The Second Installment shall be made on the pay date following the first full pay period of the Company’s existing payroll schedule falling ninety (90) days after the Effective Date of this Agreement.  The Final Installment shall be made on the pay date following the first pay period of the Company’s existing payroll scheduled falling one hundred and eighty (180) days after the Effective Date of this Agreement.

3.
Neutral Reference.  Employee agrees not to make any defamatory statements, either orally or in writing, which are intended to or otherwise would have the natural tendency to damage, malign, or disparage the name, business, or reputation of the Company. Company will provide any prospective employers with a neutral reference, confirming your positions and employment dates.  The Company shall make no official statements and will direct its officers to not make any statements, either orally or in writing, which are defamatory and intended to or otherwise would have the natural tendency to damage, malign, or disparage the name, business, or reputation of the Employee.

4.	Unemployment Claims. The Company agrees that it will not contest any claim for unemployment benefits that you may file arising out of the separation of your employment from the Company.

5.
No Other Compensation or Benefits.  You understand and agree that you would not receive the monies and/or benefits specified in above, except for your execution of this Agreement and General Release and the fulfillment of the promises contained herein.  You agree that the above Severance Payment constitutes the entire amount of monetary consideration provided to you under this Agreement and that you will not seek any further compensation in connection with your employment or termination of employment.

6.
General Release.  In consideration of the payment described above, you hereby forever release and discharge the Company, its parents, subsidiaries and affiliated corporations and entities, and their respective past and present officers, directors, managers, employees, agents, contractors, attorneys, equity holders, successors and assigns (collectively, “Released Parties”) from any and all claims, charges, complaints, liens, demands, causes of action, obligations, damages and liabilities, known or unknown, suspected or unsuspected, that you had, now have, or may hereafter claim to have against the Released Parties, arising out of or relating in any way to your hiring by, employment with, or separation from the Company or otherwise relating to any of the Released Parties from the beginning of time through the date you sign this Agreement.  This release specifically extends to, without limitation, claims or causes of action for wrongful termination, breach of an express or implied contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, fraud, misrepresentation, defamation, slander, infliction of emotional distress, discrimination, harassment, retaliation, disability, loss of future earnings, and claims under the United States Constitution, and applicable state and federal fair employment laws, federal equal employment opportunity laws, and federal and state labor statutes and regulations, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the National Labor Relations Act, Section 1981 of the Civil Rights Act of 1866, the Americans with Disabilities Act, the Age Discrimination in Employment Act and any amendments thereto, the Older Workers Benefit Protection Act of 1990, the Fair Labor Standards Act, the Family and Medical Leave Act, and any and all employment laws of any state in which you resided or performed any services on behalf of the Company during your employment.   This release does not apply to any claims that the law specifically says may not be released, including but not limited to claims arising under state unemployment insurance or workers compensation laws, or to any claims that may arise after the date you sign this Agreement.  You further agree and acknowledge that you have been accorded all time off from work and any other rights to which you have been entitled pursuant to the Family and Medical Leave Act or any state statute providing medical or other leaves of absence to employees; that you have received all compensation and wages to which you were entitled under the Fair Labor Standards Act and/or state law for work performed for the Company; and you have not suffered any on-the-job or work related injury for which you have not already filed a claim.

7.
No Claims or Lawsuits.  You represent that you have no complaints, lawsuits or claims of any kind pending against the Company, and further agree that you will not institute any complaint, lawsuit, or claim of any kind against the Company (except to enforce your rights under this Agreement) regarding your employment with and termination of employment from the Company.  You acknowledge and agree that as a matter of public policy, you cannot waive any rights to file claims with the Equal Employment Opportunity Commission and/or any similar state agency, however, in the event such claim(s) is/are filed, you hereby expressly waive the right to receive any monetary damages as a result of such action(s).  If you should later bring any legal action and assert that your release of any claims in this Agreement is void and/or ineffective, then you shall return to the Company any and all amounts paid under this Agreement.

8.
Return of Company Property.  You acknowledge that you remain bound by the terms of the Non-Competition, Proprietary Information and Inventions Agreement you signed with the Company, and in furtherance of that Agreement you agree you will, immediately upon termination of employment with the Company, and in no event later than 24 hours after termination, return to the Company all of its property in your possession including but not limited to all identification badges; keys; parking passes; corporate credit cards; vehicles; equipment; personal computers; documents; correspondence; memoranda; faxes; books; summaries; notes, journals; reports; audio or video recordings; records; papers; and information relating in any way to your employment with the Company (along with all copies of each of these things) and that you have not retained possession, custody or control of any such things or copies of any such things.  You agree to provide the Company with any passwords or access information to any accounts that you have maintained on behalf of the Company, and will not take any action to disrupt or prevent Company from accessing any such information or accounts.  To the extent you are not able to immediately return any of the Company’s documents or property, you agree to cooperate with the Company to facilitate any necessary returns, including coordinating with a courier service to remove any physical property from your house.  Once everything covered by this Section 8 has been returned to the Company, you agree to verify in the form attached at Exhibit A that all such returns have been made.

9.
Cooperation.  As further consideration for the payments and benefits set forth in this Agreement, Employee agrees to fully and completely cooperate with the Company, upon request, in connection with any matters related to Employee’s prior employment.  The potential scope of such cooperation is outlined in the attached Exhibit B.  Employee expressly agrees that the Company’s obligation to make severance payments under this Agreement is conditioned upon the Employee’s full and timely compliance with this cooperation obligation. In the event the Employee fails or refuses to cooperate as required after receiving reasonable notice and an opportunity to cure, the Company may immediately cease any unpaid severance benefits, and the Employee shall have no further right to receive such payments.

10.
Acknowledgment of Prior Agreement.  Employee acknowledges that, as a condition of receiving the severance benefit described in this Agreement, Employee remains bound by the terms of the Non-Competition, Proprietary Information and Inventions Agreement (the “Prior Agreement”) Employee previously signed with the Company which is incorporated herein by referenced.  In the event Employee violates the terms of this Agreement or the Prior Agreement, Company may require Employee to repay to the Company seventy-five percent (75%) of the gross amount of severance payments received under this Agreement within fifteen (15) days of written demand from the Company, and the Company’s obligation to make any subsequent payments under this Agreement shall cease.  This repayment obligation shall be in addition to any other remedies available to the Company under law or equity and shall not be construed to limit the Company’s right to seek injunctive relief or damages for breach of the Agreement or the Prior Agreement.  Employee acknowledges that any companies listed in the Prior Agreement and their related entities are businesses competitive to the Company and thus covered by the Prior Agreement. In compliance with 18 U.S.C. § 1833(b), as established by the Defend Trade Secrets Act of 2016, Employee is given notice of the following: (1) that an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (2) that an individual who files a lawsuit for retaliation by a Company for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

11.
Governing Law and Interpretation.  This Agreement and General Release shall be governed and conformed in accordance with the laws of the state in which Employee worked at the time of Employee’s last day of employment without regard to its conflict of laws provision.  In the event of a breach of any provision of this Agreement and General Release, either party may institute an action specifically to enforce any term or terms of this Agreement and General Release and/or seek any damages for breach.  Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect.

12.
No Admission.  This Agreement and compliance with this Agreement shall not be construed as an admission by the Company of any liability whatsoever, or as an admission by the Company of any violation of the rights of you or any person, or any violation of any order, law, statute, duty, or contract whatsoever against you or any person.

13.
Amendment.  This Agreement and General Release may not be modified, altered or changed except in writing and signed by both Parties wherein specific reference is made to this Agreement and General Release.

14.
Entire Agreement.  This Agreement and General Release sets forth the entire agreement between the Parties hereto, and fully supersedes any prior agreements or understandings between the Parties, except the Prior Agreement as referenced above. You acknowledge that you have not relied on any representations, promises, or agreements of any kind made to you in connection with your decision to accept this Agreement and General Release, except for those set forth in this Agreement and General Release.

15.	Compliance with Older Workers Benefit Protection Act. By signing this Agreement, you specifically acknowledge and represent that:

(a)          You have been given a period of at least twenty-one (21) days, to consider the terms of this Agreement;

(b)          The terms of this Agreement are clear and understandable to you;

(c)         The benefits the Company will provide to you under this Agreement exceed the benefits that You were otherwise entitled to receive;

(d)          You have been advised to consult with an attorney (at your expense) prior to signing this Agreement; and

(e)          You have been advised that you have the right to revoke this Agreement at any time within the seven-day (7) period following your signature on this Agreement.

(f)         This Agreement will not become effective until the eighth day following the date on which you execute it (the “Effective Date”), provided that you have not revoked it, and you may at any time prior to that effective date, revoke this Agreement by delivering written notice of revocation to mflum@creditriskmonitor.com.  The Parties agree that changes to this Agreement made in response to requests by Employee do not restart the twenty-one-day consideration period referenced in paragraph (a) above.

EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST RELEASEES.

The Parties knowingly and voluntarily sign this Agreement and General Release as of the date(s) set forth below:

CREDITRISKMONITOR.COM

By:	/s/ David Reiner	By:	/s/ Michael Flum
	David Reiner		Michael Flum CEO & President

Date::	March 19, 2026	Date:	March 19, 2026

Exhibit A

VERIFICATION OF COMPANY PROPERTY RETURN AND SYSTEM ACCESS TERMINATION

I, David Reiner, hereby verify as follows:

1.	All Company property in my possession, including documents, equipment, access devices, and materials, has been returned, and no copies or records have been retained in any form.
2.
I affirm I have removed or disabled access to all Company systems, networks, and accounts, including deleting passwords, uninstalling software, and removing Company emails from personal devices. I also confirm I no longer have the means or ability to access any Company systems and have not shared access credentials with any third party.

3.	I affirm that I have provided all passwords to Company accounts.
4.
I certify I will report any subsequently discovered Company property or access capabilities, have not disclosed confidential Company information, and will cooperate with future inquiries regarding Company property or access.

5.	I understand this verification is a condition for receiving severance benefits and that false statements may result in forfeiture of benefits and legal action.

IN WITNESS WHEREOF, I have executed this verification as of the date set forth below.

Employee Signature	Date

/s/ David Reiner	March 19, 2026

Exhibit B

COOPERATION

1. Cooperation Requirement
As a condition of receiving the severance benefits set forth in the Agreement, Employee agrees to cooperate fully and in good faith with the Company following the termination of Employee's employment.  Employee acknowledges that Employee possesses knowledge, information, and expertise relating to the Company's operations that may be necessary for the Company's continued business functions, and Employee agrees to make himself reasonably available to assist the Company as set forth in this Exhibit.

2. Designated Point of Contact
All communications between the Company and Employee regarding cooperation under this Exhibit shall be directed through Michael Flum ("Designated Contact").  Employee agrees that any requests for information or assistance from the Company will be communicated to Employee exclusively by the Designated Contact, and Employee shall direct all responses, questions, and communications relating to this Exhibit solely to the Designated Contact.  Employee shall not communicate with any other officer, employee, agent, or representative of the Company regarding matters covered by this Exhibit unless expressly authorized in writing by the Designated Contact.

3. Response Time
Upon receipt of a request for cooperation from the Designated Contact, Employee agrees to respond within two (2) business days.  Such response shall include, at a minimum, acknowledgment of the request and either the requested information or a good-faith estimate of when the requested information can be provided.

4. Notice of Unavailability
Employee agrees to provide advance written notice to the Designated Contact of any period during which Employee will be unavailable to respond to requests within the timeframe set forth in Section 3, including but not limited to planned vacations, travel, or other extended absences.  Such notice shall be provided as far in advance as reasonably practicable to allow the Company and Employee to coordinate an alternative response schedule for the duration of Employee's unavailability.

5. Scope of Cooperation
Employee's cooperation obligations under this Exhibit may include, but are not limited to, providing information, documentation, explanations, training, and assistance regarding the following subject matter areas:
(a) Benefits Program Enrollment and Administration;
(b) Paid Time Off (PTO) and Timekeeping System Management;
(c) Payroll Processing;
(d) General Ledger Interface;
(e) Auditor Processes;
(f) Accounts Receivable Process Documentation and Training, including invoice processing procedures across new sales, renewal sales, and add-on sales;
(g) Accounts Payable;
(h) Collections;
(i) Cancellations;
(j) Master List Development and Financial Tracking Controls;
(k) Month-End Reporting and Financial Close Support, including revenue realization resulting from unbilled issues;
(l) Resetting passwords and correcting any access issues to Company accounts; and
(m) Such other areas where the Company may reasonably require Employee's assistance based on Employee's knowledge and experience gained during employment with the Company.

6. Duration
Employee's cooperation obligations under this Exhibit shall remain in effect for a period of Six Months following the Effective Date of the Agreement, unless otherwise mutually agreed in writing by the parties.

7. Effect on Severance Benefits
Employee acknowledges and agrees that compliance with the cooperation obligations set forth in this Exhibit is a material condition to Employee's receipt of the severance benefits under the Agreement.  In the event the Company determines Employee is in violation of his cooperation obligations, it shall provide him written notice of such determination.  The Company shall provide Employee with a description of how he is not in compliance with his cooperation obligations and instructions for how he can come into compliance, consistent with the obligations as outlined in this Exhibit.  Failure by Employee to come into compliance with his cooperation obligations after being provided notice and a period of no shorter than two business (2) days to cure such non-compliance may result in the suspension or forfeiture of any unpaid severance benefits, as determined by the Company in its reasonable discretion.

ACKNOWLEDGMENT:

I, David Reiner, acknowledge that I have read and understand this Exhibit and agree to be bound by its terms as a condition of receiving the severance benefits set forth in the Agreement.

Signature:	/s/ David Reiner

Date:	March 19, 2026